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                                                                     Exhibit 4.1

                             [Chrysalis Letterhead]


                               November 18, 1998





American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005
Attention: Herbert J. Lemmer

           Re: Amendment No. 1 to the Rights Agreement
               ---------------------------------------

Dear Mr. Lemmer:

                  Pursuant to and in accordance with Section 27 of the Rights Agreement (the "Rights Agreement"), dated as of July 1, 1998, by and between Chrysalis International Corporation (the "Company") and American Stock Transfer & Trust Company, as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

                  1. Section 1(j) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "EXPIRATION DATE" means the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, or (iv) immediately prior to the Merger Date (as defined in the Merger Agreement (as defined in Section 1(nn)).

                  2. Section 1(n) of the Rights Agreement is hereby amended by adding the following new Section 1(nn) immediately thereafter:

                  (nn) "MERGER AGREEMENT" means the Agreement and Plan of Merger, dated as of November 18, 1998, among Phoenix International Life Sciences Inc., a corporation constituted under the laws of Canada("Buyer"), the Company, and Phoenix Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Sub").

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American Stock Transfer & Trust Company
November 18, 1998
Page 2

                  3. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:

                           Notwithstanding anything in this Agreement to the
                  contrary, none of Buyer, Merger Sub, any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and none of a Distribution Date, a Share Acquisition Date, a Flip-in Event, or a Flip-over Event shall be deemed to occur or to have occurred, in each such case, by reason of (i) the approval, execution or delivery of the Merger Agreement, or (ii) the consummation of (X) the Merger (as defined in the Merger Agreement) or (Y) the other transactions contemplated by the Merger Agreement, in each case in accordance with the terms of the Merger Agreement.

                  4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

                  5. Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

                  6. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

                  7. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

                  8. This Amendment No. 1 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

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American Stock Transfer & Trust Company
November 18, 1998
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                  9. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to the Rights
Agreement.


                                Very truly yours,

                                CHRYSALIS INTERNATIONAL CORPORATION


                                By: /s/ Paul J. Schmitt
                                    ----------------------------------
                                    Name: Paul J. Schmitt
                                    Title: Chairman, President & CEO



                                Accepted and agreed to as of the
                                effective time specified above:

                                AMERICAN STOCK TRANSFER & TRUST
                                COMPANY

                                By: /s/ Herbert J. Lemmer
                                    ----------------------------------
                                    Name: Herbert J. Lemmer
                                    Title: Vice President